EXHIBIT 99.1

Quaint Oak Bank Celebrates 90th Charter Anniversary with New Growth Initiatives
July 19, 2016, Southampton, PA – Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc. (OTCQX: QNTO) is pleased to be celebrating its 90th Charter Anniversary this month. Quaint Oak Bank is a community bank that combines banking, real estate, mortgage and insurance services with thoughtful communication, business expertise and responsive customer care.

For nearly a century, Quaint Oak Bank has amassed a trusted reputation among customers and constituents in the Delaware Valley and the Lehigh Valley. The company has celebrated many notable achievements since its founding, including becoming FDIC insured in the year 2000 and publicly held in 2007. Not long after, Quaint Oak Bank opened its doors to a second location in Allentown, PA, expanding its service area, offerings and staff. As a result of this expansion, Quaint Oak Bank achieved $200 million in assets and also announced its strategic intention to acquire an insurance agency during 2016, which will allow the company to both expand its service offering and provide additional career opportunities.

"We are extremely pleased to celebrate our 90th Anniversary this month after being chartered on July 2, 1926," said Robert T. Strong, President and CEO of Quaint Oak Bank. "This milestone adds its own aura of stability to our organization and we are proud to both share in this achievement and be in position to carry this mantra forward into the next decade."

Quaint Oak Bank serves the Delaware Valley and the Lehigh Valley through its Regional Offices located at 501 Knowles Avenue Southampton, Pa 18966 and 1710 Union Boulevard Allentown, Pa 18109, respectively.  Quaint Oak Bank is a wholly owned subsidiary of Quaint Oak Bancorp, Inc.

For more information on Quaint Oak Bank and its 90th Anniversary, please visit www.quaintoak.com.

Quaint Oak Bank
Established in 1926, Quaint Oak Bank is a community bank located in the Delaware Valley and Lehigh Valley. A family of companies including Quaint Oak Bank, Quaint Oak Real Estate, Quaint Oak Mortgage, Quaint Oak Abstract and Quaint Oak Insurance. The Bank and its subsidiary companies provide deposit and retirement accounts, loans for businesses, loans for investment properties, residential mortgages, home equity loans and lines of credit. In addition to real estate sales and management services along with title insurance and real estate settlement services. Learn more about Quaint Oak Bank at www.quaintoak.com.

Contact:
Robert T. Strong, President and Chief Executive Officer
Quaint Oak Bank
(215) 364-4059